EXHIBIT 99.1




      NEWARK, DELAWARE ... February 4, 1998 - Lanxide Corporation (OTC Bulletin Board: LNXI), today announced that at the close of business yesterday, it had laid off all of its employees and those of its three subsidiaries at its Newark location. Du Pont Lanxide Composites Inc., a joint venture at the same site, is unaffected by the action. Lanxide's subsidiary in Japan, Lanxide K.K., continues to operate. Lanxide has been seeking capital for a long period of time to finance the continued commercialization of its technology and has not been able to secure adequate funding to continue its operations.

      A small staff at the Company's Marrows Road facility in Newark is taking measures to resolve the Company's financial position. These measures include discussions with various parties to restart various business operations.

      Any questions can be directed to the spokesman for the Company:

      R. Michael Rice
      Lanxide Corporation
      1300 Marrows Road
      P.O. Box 6077
      Newark, DE  19714-6077
      Tel. (302) 456-6219
      Fax (302) 454-1712